Exhibit 99.1

Consent of Director Nominee of Sterling Ultimate Parent Corp.

I hereby consent to being identified as a director nominee in the Registration Statement on Form S-1 of Sterling Ultimate Parent Corp. and all pre and post-effective amendments and supplements thereto, including the prospectus contained therein, and to all references to me in connection therewith and to the filing of this consent as an exhibit to such Registration Statement and any amendments or supplements thereto.

By:       /s/ Arthur J. Rubado III

Name:  Arthur J. Rubado III

Date:    August 4, 2021